Exhibit 99.1

NEWS RELEASE
CONTACT:
Janine Orf
(314) 275-3680
FOR IMMEDIATE RELEASE
PATRIOT COAL NEGOTIATES COMPREHENSIVE ENVIRONMENTAL SETTLEMENT
     ST. LOUIS, February 5 — Patriot Coal Corporation (NYSE: PCX) today announced that it has entered into a consent decree with the United States Environmental Protection Agency (EPA) and the West Virginia Department of Environmental Protection (WVDEP) to resolve claims under the Clean Water Act relating to Patriot’s mining activities in West Virginia.
     “Consistent with our corporate mission to be a good steward of the environment and our philosophy of maintaining a constructive dialogue with federal and state regulatory authorities, we entered into good faith negotiations which resulted in this settlement. We believe the consent decree is a fair and reasonable resolution of issues relating to former Magnum properties acquired by Patriot in 2008, and serves the interests of both the public and our stockholders,” said Patriot Chief Executive Officer Richard M. Whiting.
     As a result of the negotiated settlement, the Company has agreed to implement an enhanced environmental management system reflecting “best practices”, including audits and electronic tracking and reporting, and to complete several stream restoration projects in consultation with WVDEP. To resolve claims related to the consent decree, the Company will pay $6.5 million in civil penalties, to be divided between EPA and WVDEP.
     The consent decree has been filed with the U.S. District Court for the Southern District of West Virginia, is subject to a public comment period and must be approved by the Court before it becomes effective.
About Patriot Coal
Patriot Coal Corporation is the third largest producer and marketer of coal in the eastern United States, with 15 mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: changes in laws or regulations; changes in general economic conditions, including coal, power and steel market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; the Company’s dependence on coal supply agreements with Peabody Energy Corporation in the near future; geologic, equipment and operational risks associated with mining; supplier and contract miner performance and the availability and cost of key equipment and commodities; the Company’s ability to replace coal reserves; labor availability and relations; availability and costs of transportation; weather patterns affecting energy demand; ability to obtain mining permits; legislative and regulatory developments; risks associated with environmental laws and compliance; the outcome of pending or future litigation; and the availability and costs of competing energy resources. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K, 10-Q, S-4 and 8-K reports.
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